Exhibit 99.1
ADM Reports Second Quarter 2025 Results

CHICAGO, August 5, 2025—ADM (NYSE: ADM) today reported financial results for the quarter ended June 30, 2025.

Highlights:
•Second quarter net earnings of $219 million, adjusted net earnings1 of $452 million
•Second quarter EPS2 of $0.45, with adjusted EPS1,2 of $0.93, both down versus the prior year quarter
•Year-to-date cash flows provided by operating activities were $4.0 billion, with cash flows from operations before working capital1,3 of $1.2 billion
•Remediated the previously identified material weakness in internal controls with respect to segment disclosures related to reporting, pricing and measurement

Outlook4:
•Tightens previously provided adjusted EPS1,2 guidance for full-year 2025 to approximately $4.00/share
•Outlook based on first half performance and the expectation that recently improved margins will mostly benefit the fourth quarter of 2025 and beyond

“In the second quarter, ADM continued to make progress on operational improvements, driving cost savings through targeted realignments and advancing our pipeline of portfolio simplification opportunities, all while continuing our disciplined approach to capital allocation,” said Chair of the Board and CEO Juan Luciano.

“In AS&O, we maintained focus on actions to improve our operational resilience, announcing additional targeted network consolidations, as we worked to bridge a challenging environment that is expected to ease beginning in the fourth quarter given the clarity around Renewable Volume Obligations. In Carb Solutions, we achieved steady operational results, managing pockets of demand softness. In Nutrition, we delivered sequential improvement in operating profit and our restored Decatur East Plant operations are expected to support improved performance in the second half of the year.

Looking ahead, disciplined execution by our team will be central to navigating the ongoing uncertainty in the global markets. With biofuel policy clarity emerging toward the end of the second quarter, we have less of our order book open in the third quarter to benefit from improved margins. However, we are well-positioned to exit 2025 with strong momentum and we remain confident in our ability to execute on opportunities that may emerge with greater policy clarity.”
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1 Non-GAAP financial measures; see pages 7-8 and 14-17 for explanations and reconciliations.
2 All references in this document to earnings per share (EPS) and adjusted earnings per share reflect EPS on a diluted basis.
3 Cash flows from operations before working capital is a Non-GAAP financial measure and is cash flows provided by operating activities of $4.0 billion, adjusted for changes in operating assets and liabilities of $2.7 billion for year-to-date of 2025.
4 Forecasted GAAP Earnings Reconciliation: ADM is not presenting forecasted GAAP earnings per diluted share or a quantitative reconciliation to forecasted adjusted earnings per share in reliance on the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K. ADM is unable to predict with reasonable certainty and without unreasonable effort the impact of any impairment and timing of restructuring-related and other charges, along with acquisition-related expenses and the outcome of certain regulatory, legal and tax matters, as well as other potential reconciling items. The financial impact of these items is uncertain and is dependent on various factors, including timing, and could be material to our Consolidated Statements of Earnings.

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Second Quarter and Year-To-Date 2025 Results

2Q 2025 Results Overview
($ in millions except per share amounts)
	GAAP Measures
	Earnings Before Income Taxes	EPS[2] (as reported)
2Q 2025	$279	$0.45
Percent change vs. 2Q 2024	(53)%	(54)%
	Non-GAAP Measures
	Total Segment Operating Profit[1]	Adjusted EPS[1,2]
2Q 2025	$830	$0.93
Percent change vs. 2Q 2024	(10)%	(10)%

YTD 2025 Results Overview
($ in millions except per share amounts)
	GAAP Measures
	Earnings Before Income Taxes	EPS[2] (as reported)
YTD 2025	$632	$1.06
Percent change vs. YTD 2024	(57)%	(56)%
	Non-GAAP Measures
	Total Segment Operating Profit[1]	Adjusted EPS[1,2]
YTD 2025	$1,577	$1.63
Percent change vs. YTD 2024	(26)%	(35)%

1 Non-GAAP financial measures; see pages 7-8 and 14-17 for explanations and reconciliations.
2 All references in this document to earnings per share (EPS) and adjusted earnings per share reflect EPS on a diluted basis.

Summary of Second Quarter 2025 & Year-to-Date

For the second quarter ended June 30, 2025, earnings before income taxes were $279 million, down 53% versus the prior year quarter. EPS2 on a GAAP basis was $0.45, down 54% versus the prior year quarter, and adjusted EPS1,2 was $0.93, down 10% versus the prior year quarter. Total segment operating profit1 was $830 million, down 10% versus the prior year quarter, and excluded specified items of $147 million that were primarily comprised of portfolio optimization and impairment charges.

Earnings before income taxes were $632 million year-to-date in 2025, down 57% versus the prior year period. Total segment operating profit1 was $1,577 million year-to-date in 2025, down 26% versus the prior year period. EPS2 on a GAAP basis was $1.06, down 56% versus the prior year period, and adjusted EPS1,2 was $1.63, down 35% versus the prior year period.

2Q 2025 Segment Overview
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($ in millions)	2Q 2025	2Q 2024	% Change
Total Segment Operating Profit[1]	$830	$925	(10)%
Segment Operating Profit:
Ag Services & Oilseeds	379	459	(17)%
Carbohydrate Solutions	337	357	(6)%
Nutrition	114	109	5%

YTD 2025 Segment Overview
($ in millions)	YTD 2025	YTD 2024	% Change
Total Segment Operating Profit[1]	$1,577	$2,121	(26)%
Segment Operating Profit:
Ag Services & Oilseeds	791	1,323	(40)%
Carbohydrate Solutions	576	605	(5)%
Nutrition	210	193	9%

1 Non-GAAP financial measures; see pages 7-8 and 14-17 for explanations and reconciliations.
2 All references in this document to earnings per share (EPS) and adjusted earnings per share reflect EPS on a diluted basis.

Ag Services and Oilseeds Summary

AS&O segment operating profit was $379 million during the second quarter of 2025, down 17% compared to the prior year quarter.

Ag Services subsegment operating profit was 7% lower versus the prior year quarter, driven by a decrease in volumes and margins due to trade policy uncertainty, a lower commodity price environment, and slower farmer selling. Margins were also impacted by negative mark-to-market timing impacts during the quarter, primarily in Global Trade. There were approximately $10 million of net negative mark-to-market timing impacts during the quarter, compared to approximately $17 million of net positive impacts in the prior year quarter.

Crushing subsegment operating profit was 75% lower versus the prior year quarter, driven by lower margins, primarily due to lower vegetable oil demand due to biofuel and trade policy uncertainty. There were approximately $21 million of net positive mark-to-market timing impacts during the quarter, compared to approximately $16 million of net negative impacts in the prior year quarter.

The Refined Products and Other (RPO) subsegment operating profit was 14% higher versus the prior year quarter. Biofuel and trade policy uncertainty continued to negatively impact biodiesel margins. Softer crop-based vegetable oil demand and increased crush capacity also negatively impacted refining margins compared to the prior year quarter. There were approximately $28 million of net positive mark-to-market timing impacts during the quarter, compared to approximately $91 million of net negative impacts in the prior year quarter.

Equity earnings from the Company’s investment in Wilmar were approximately 13% higher versus the prior year quarter.

2Q 2025 AS&O Overview
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($ in millions)	2Q 2025	2Q 2024	% Change
Segment Operating Profit	$379	$459	(17)%
Ag Services	113	122	(7)%
Crushing	33	132	(75)%
Refined Products and Other	156	137	14%
Wilmar	77	68	13%

YTD 2025 AS&O Overview
($ in millions)	YTD 2025	YTD 2024	% Change
Segment Operating Profit	$791	$1,323	(40)%
Ag Services	272	354	(23)%
Crushing	79	445	(82)%
Refined Products and Other	291	307	(5)%
Wilmar	149	217	(31)%

Carbohydrate Solutions Summary

Carbohydrate Solutions segment operating profit was $337 million during the second quarter of 2025, down 6% compared to the prior year quarter.

The Starches & Sweeteners (S&S) subsegment operating profit decreased 6%, versus the prior year quarter, primarily due to lower international S&S volumes and margins, which have been partially impacted by higher corn costs in EMEA related to corn quality issues. Global wheat milling margins and volumes improved relative to the prior year quarter due to strong volume growth with key customers. North America corn wet milling operating profit improved slightly in the quarter, as higher liquid sweetener margins offset the negative impact of weaker starch volumes.

In the Vantage Corn Processors (VCP) subsegment, operating profit was relatively flat compared to the prior year quarter.

2Q 2025 Carbohydrate Solutions Overview

($ in millions)	2Q 2025	2Q 2024	% Change
Segment Operating Profit	$337	$357	(6)%
Starches and Sweeteners	304	323	(6)%
Vantage Corn Processors	33	34	(3)%

YTD 2025 Carbohydrate Solutions Overview
($ in millions)	YTD 2025	YTD 2024	% Change[1]
Segment Operating Profit	$576	$605	(5)%
Starches and Sweeteners	511	584	(13)%
Vantage Corn Processors	65	21	NM

1 NM: Not Meaningful. Percentage increases above 200% or when one period includes income and other period includes loss are considered not meaningful

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Nutrition Summary

Nutrition segment operating profit was $114 million during the second quarter of 2025, a 5% increase compared to the prior year quarter.

Human Nutrition subsegment operating profit was 11% lower versus the prior year quarter. In Flavors, operating profit increased, driven primarily by higher margins with some uplift from increased volumes, primarily in North America. In Specialty Ingredients, operating profit declined due to lower margins and impacts related to the Decatur East plant. In Health & Wellness, operating profit declined due to lower margins.

Animal Nutrition subsegment operating profit was up relative to the prior year quarter, driven by improved margins and on-going cost optimization efforts.

2Q 2025 Nutrition Overview

($ in millions)	2Q 2025	2Q 2024	% Change[1]
Segment Operating Profit	$114	$109	5%
Human Nutrition	92	103	(11)%
Animal Nutrition	22	6	NM

YTD 2025 Nutrition Overview
($ in millions)	YTD 2025	YTD 2024	% Change[1]
Segment Operating Profit	$210	$193	9%
Human Nutrition	168	179	(6)%
Animal Nutrition	42	14	NM

1 NM: Not Meaningful. Percentage increases above 200% or when one period includes income and other period includes loss are considered not meaningful

Corporate and Other Business Summary

For the second quarter of 2025, excluding revaluation losses, Corporate and Other Business achieved lower costs versus the prior year quarter, driven by lower net interest expense.

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Conference Call Information

ADM will host a webcast today, August 5, 2025, at 9 a.m. Central Time to discuss financial results and outlook. To listen to the webcast, go to www.adm.com/webcast. A replay of the webcast will also be available for an extended period of time at www.adm.com/webcast.

About ADM

ADM unlocks the power of nature to enrich the quality of life. We’re an essential global agricultural supply chain manager and processor, providing food security by connecting local needs with global capabilities. We’re a premier human and animal nutrition provider, offering one of the industry’s broadest portfolios of ingredients and solutions from nature. We’re a trailblazer in health and well-being, with an industry-leading range of products for consumers looking for new ways to live healthier lives. We’re a cutting-edge innovator, guiding the way to a future of new bio-based consumer and industrial solutions. And we're leading in business-driven sustainability efforts that support a strong agricultural sector, resilient supply chains, and a vast and growing bioeconomy. Around the globe, our expertise and innovation are meeting critical needs from harvest to home. Learn more at www.adm.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical or current fact included in this release, are forward-looking statements. You can identify forward-looking statements by the fact they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “outlook,” “will,” “should,” “can have,” “likely,” “forecasted,” “goals,” “guidance,” “objectives,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements the Company makes relating to its 2025 outlook as well as other future results and operations, growth opportunities, operational improvements, changes to the margin environment, policy changes, and pending litigation and investigations are forward-looking statements. All forward-looking statements are subject to significant risks, uncertainties and changes in circumstances that could cause actual results and outcomes to differ materially from those expressed or implied in the forward-looking statements, including, without limitation, (1) operational risks related to equipment failure, natural disasters, epidemics, pandemics, severe weather conditions, accidents, explosions, fires, cybersecurity incidents or other unexpected outages; (2) risks related to the availability and prices of agricultural commodities, agricultural commodity products, other raw materials and energy, including impacts from factors outside the Company’s control such as changes in market conditions, weather conditions, crop disease, plantings, climate change, competition and changes in global demand; (3) risks related to compliance with, and changes in, government programs, policies, laws, and regulations, including trade policies, tariffs, sustainability regulatory compliance and reporting requirements, environmental regulations, tax laws and regulations, financial market regulations and biofuels policies and rules; (4) risks related to international conflicts, acts of terrorism or war, sanctions, maritime piracy and other geopolitical events or economic disruptions; (5) the outcome of pending, threatened and future legal proceedings, investigations and other contingencies, including the previously disclosed ongoing government investigations by the United States Securities and Exchange Commission and the Department of Justice; (6) risks and uncertainties relating to acquisitions, equity investments, joint ventures, integrations, divestitures, and other transactions; and (7) other risks, assumptions and uncertainties that are described in Item 1A, "Risk Factors" included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as may be updated in subsequent Quarterly Reports on Form 10-Q. For these statements, the Company claims the protection of the safe harbor for forward-looking statements in the Private Securities Litigation Reform Act. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements,
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which speak only as of the date they are made. Except to the extent required by law, ADM does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the date of this announcement, whether as a result of new information, future events, changes in assumptions or otherwise.

Non-GAAP Financial Measures

The Company uses certain “Non-GAAP” financial measures as defined by the Securities and Exchange Commission. These are measures of performance not defined by accounting principles generally accepted in the United States (GAAP), and should be considered in addition to, not in lieu of, GAAP reported measures. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in this press release.

Adjusted net earnings and Adjusted earnings per share (EPS). Adjusted net earnings reflects ADM’s reported net earnings after removal of the effect on net earnings of specified items as more fully described in the reconciliation tables below. Adjusted EPS reflects ADM’s diluted EPS after removal of the effect on EPS as reported of specified items as more fully described in the reconciliation tables below. Management believes that Adjusted net earnings and Adjusted EPS are useful measures of ADM’s performance because they provide investors additional information about ADM’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. These non-GAAP financial measures are not intended to replace or be alternatives to net earnings and EPS as reported, the most directly comparable GAAP financial measures, or any other measures of operating results under GAAP. Earnings amounts described above have been divided by the company’s diluted shares outstanding for each respective period in order to arrive at an adjusted EPS amount for each specified item.

Total segment operating profit. Total segment operating profit is ADM’s consolidated earnings before income taxes adjusted for Other Business, Corporate, and specified items as more fully described in the reconciliation tables below. Management believes that total segment operating profit is a useful measure of ADM’s performance because it provides investors information about ADM’s reportable segment performance excluding Other Business, Corporate overhead costs as well as specified items. Total segment operating profit is not a measure of consolidated operating results under GAAP and should not be considered an alternative to earnings before income taxes, the most directly comparable GAAP financial measure, or any other measure of consolidated operating results under GAAP.

Adjusted Return on Invested Capital (ROIC). Adjusted ROIC is Adjusted ROIC earnings divided by adjusted invested capital. Adjusted ROIC earnings is ADM’s net earnings adjusted for the after-tax effects of interest expense on borrowings and specified items. Adjusted invested capital is the sum of ADM’s equity (excluding redeemable and non-redeemable non-controlling interests) and interest-bearing liabilities (which totals invested capital), adjusted for specified items. Management believes Adjusted ROIC is a useful financial measure because it provides investors information about ADM’s returns excluding the impacts of specified items and increases period-to-period comparability of underlying business performance. Management uses Adjusted ROIC to measure ADM’s performance by comparing Adjusted ROIC to its weighted average cost of capital (WACC). Adjusted ROIC, Adjusted ROIC earnings and Adjusted invested capital are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures.

EBITDA is defined as earnings before interest on borrowings, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest on borrowings, taxes, depreciation, and amortization, adjusted for specified items. The Company calculates Adjusted EBITDA by removing the impact of specified items and adding back the amounts of income tax expense, interest expense on
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borrowings, and depreciation and amortization to net earnings. Management believes that EBITDA and Adjusted EBITDA are useful measures of the Company’s performance because they provide investors additional information about the Company’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. EBITDA and Adjusted EBITDA are non-GAAP financial measures and are not intended to replace or be an alternative to net earnings, the most directly comparable GAAP financial measure.

Cash flows from operations before working capital is defined as cash flows from operating activities adjusted for changes in operating assets and liabilities as presented in the Company’s consolidated statement of cash flows. Management believes that cash flows from operations before working capital is a useful measure of the Company’s cash generation. Cash flows from operations before working capital is a non-GAAP financial measure and is not intended to replace or be an alternative to cash from operating activities, the most directly comparable GAAP financial measure.

Media Contact
Brett Lutz
media@adm.com
312-634-8484

Investor Relations
Megan Britt
Megan.Britt@adm.com
872-257-8378

Financial Tables Follow

Source: Corporate Release
Source: ADM
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Segment Operating Profit and Corporate Results
(unaudited)

	Quarter ended			Six months ended
	June 30,			June 30,
(In millions)	2025	2024	Change	2025	2024	Change

Segment Operating Profit
Ag Services and Oilseeds	$379	$459	$(80)	$791	$1,323	$(532)
Ag Services	113	122	(9)	272	354	(82)
Crushing	33	132	(99)	79	445	(366)
Refined Products and Other	156	137	19	291	307	(16)
Wilmar	77	68	9	149	217	(68)

Carbohydrate Solutions	$337	$357	$(20)	$576	$605	$(29)
Starches and Sweeteners	304	323	(19)	511	584	(73)
Vantage Corn Processors	33	34	(1)	65	21	44

Nutrition	$114	$109	$5	$210	$193	$17
Human Nutrition	92	103	(11)	168	179	(11)
Animal Nutrition	22	6	16	42	14	28

Corporate Results	$(498)	$(418)	$(80)	$(939)	$(844)	$(95)

Interest expense - net	(112)	(128)	16	(212)	(238)	26
Unallocated corporate function costs	(294)	(292)	(2)	(647)	(596)	(51)
Other income - net	7	2	5	24	2	22
Specified items:
Revaluation losses, including impairment, and restructuring charges	(99)	—	(99)	(104)	(12)	(92)

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Consolidated Statements of Earnings
(unaudited)

	Quarter ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
	(in millions, except per share amounts)

Revenues	$21,166	$22,248	$41,341	$44,095
Cost of products sold	19,796	20,852	38,791	41,040
Gross Profit	1,370	1,396	2,550	3,055
Selling, general, and administrative expenses	911	907	1,843	1,858
Asset impairment, exit, and restructuring costs	137	7	175	25
Equity in (earnings) of unconsolidated affiliates	(134)	(152)	(278)	(364)
Interest and investment income	70	(140)	(68)	(263)
Interest expense	159	187	317	353
Other (income) - net	(52)	(9)	(71)	(35)
Earnings Before Income Taxes	279	596	632	1,481
Income tax expense	62	115	123	281
Net Earnings Including Non-controlling Interests	217	481	509	1,200

Less: Net (losses) attributable to non-controlling interests	(2)	(5)	(5)	(15)
Net Earnings Attributable to ADM	$219	$486	$514	$1,215

Diluted earnings per common share	$0.45	$0.98	$1.06	$2.41

Average number of diluted shares outstanding	484	493	484	503

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Summary of Financial Condition
(unaudited)

	June 30, 2025	June 30, 2024
	(in millions)
Net Investment In
Cash and cash equivalents	$1,057	$764
Short-term marketable securities	9	—
Operating working capital	8,377	9,827
Property, plant, and equipment	11,142	10,628
Investments in affiliates	5,175	5,557
Goodwill and other intangibles	7,036	6,970
Other non-current assets	2,351	2,581
	$35,147	$36,327
Financed By
Short-term debt	$856	$2,312
Long-term debt, including current maturities	8,372	8,248
Deferred liabilities	3,232	3,306
Temporary equity	249	302
Shareholders’ equity	22,438	22,159
	$35,147	$36,327

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Summary of Cash Flows
(unaudited)

	Six months ended
	June 30
	2025	2024
	(in millions)
Cash flows from operating activities
Net earnings including non-controlling interests	$509	$1,200
Depreciation and amortization	578	566
Asset impairment charges	105	10
Loss on sales / investment revaluation, net	150	9
Other – net	(109)	(93)
Other changes in operating assets and liabilities	2,723	(524)
Net cash provided by operating activities (1)	3,956	1,168

Cash flows from investing activities
Capital expenditures	(596)	(690)
Net assets of businesses acquired	(95)	(936)
Proceeds from sales of assets	41	16
Purchases of marketable securities	(11)	—
Proceeds from sales of marketable securities	267	—
Other – net	3	(2)
Net cash used in investing activities	(391)	(1,612)

Cash flows from financing activities
Net (repayments) borrowings under lines of credit agreements	(1,057)	2,208
Share repurchases, net of tax	—	(2,327)
Cash dividends	(495)	(503)
Acquisition of non-controlling interest	(4)	—
Other – net	(23)	(39)
Net cash used in financing activities	(1,579)	(661)
Effect of exchange rate on cash, cash equivalents, restricted cash, and restricted cash equivalents	34	(14)
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	2,020	(1,119)
Cash, cash equivalents, restricted cash, and restricted cash equivalents - beginning of period	3,924	5,390
Cash, cash equivalents, restricted cash, and restricted cash equivalents - end of period	$5,944	$4,271

1 Cash flows from operations before working capital is a Non-GAAP financial measure and is cash flows provided by operating activities of $4.0 billion, adjusted for changes in working capital of $2.7 billion for year-to-date 2025, and cash flows provided by operating activities of $1.2 billion, adjusted for changes in working capital of $(524) million for year-to-date 2024.
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Segment Operating Analysis
(unaudited)

	Quarter ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
	(in ‘000s metric tons)
Certain processed volumes (by commodity)
Oilseeds	9,051	8,872	18,142	18,259
Corn	4,614	4,482	9,195	8,890

	Quarter ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
	(in millions)
Revenues
Ag Services and Oilseeds	$16,269	$17,333	$31,944	$34,552
Carbohydrate Solutions	2,792	2,894	5,362	5,577
Nutrition	1,993	1,908	3,810	3,744
Total Segment Revenues	21,054	22,135	41,116	43,873
Other Business	112	113	225	222
Total Revenues	$21,166	$22,248	$41,341	$44,095

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Total Segment Operating Profit
A Non-GAAP financial measure
(unaudited)

	Quarter ended			Six months ended
	June 30			June 30
(In millions)	2025	2024	Change	2025	2024	Change

Earnings before income taxes	$279	$596	$(317)	$632	$1,481	$(849)
Other Business (earnings)	(94)	(96)	2	(190)	(217)	27
Corporate	498	418	80	939	844	95
Specified items:
(Gain) on sales of assets and businesses	(8)	—	(8)	(8)	—	(8)
Impairment, exit, restructuring charges, and settlement contingencies	224	7	217	273	13	260
(Gain) on contract termination	(69)	—	(69)	(69)	—	(69)
Total Segment Operating Profit	$830	$925	$(95)	$1,577	$2,121	$(544)

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Adjusted Net Earnings and Adjusted EPS
Non-GAAP financial measures
(unaudited)

	Quarter ended June 30,				Six months ended June 30,
	2025		2024		2025		2024
	In millions	Per share	In millions	Per share	In millions	Per share	In millions	Per share
Net earnings and reported EPS (diluted)	$219	$0.45	$486	$0.98	$514	$1.06	$1,215	$2.41
Adjustments:
(Gain) on sales of assets and businesses (a)	(6)	(0.01)	—	—	(6)	(0.01)	—	—
Impairment, exit, restructuring charges, and settlement contingencies (b)	291	0.60	5	0.01	334	0.69	23	0.04
Expenses related to acquisitions (c)	—	—	3	0.01	—	—	3	0.01
(Gain) on contract termination (d)	(52)	(0.11)	—	—	(52)	(0.11)	—	—
Certain discrete tax adjustments (e)	—	—	14	0.03	—	—	17	0.03
Total adjustments	233	0.48	22	0.05	276	0.57	43	0.08
Adjusted net earnings and adjusted diluted EPS	$452	$0.93	$508	$1.03	$790	$1.63	$1,258	$2.49

(a)Current quarter and YTD amounts of $8 million ($6 million after tax) were related to the gain from the sale of a facility, tax effected using the Company’s U.S. income tax rate.
(b)Current quarter and YTD charges of $323 million and $377 million pretax ($291 million and $334 million after tax), respectively, were primarily driven by impairment of certain investments, impairment of long lived assets and other restructuring charges pursuant to the Company’s portfolio optimization efforts, and contingent settlements, tax effected using the applicable tax rates. Prior year quarter and prior YTD charges of $7 million and $25 million pretax ($5 million and $23 million after tax), respectively, were related to the impairment of certain assets and restructuring, tax effected using the applicable tax rates.
(c)Prior year quarter and prior YTD charges of $4 million ($3 million after tax) were related to certain acquisitions, tax effected using the Company’s U.S. income tax rate.
(d)Current quarter and YTD gains of $69 million ($52 million after tax) relate to the recognition of income due to a cancelled contract with a cost method investee, tax effected using the Company’s U.S. income tax rate.
(e)Tax expense adjustment due to certain discrete items totaling $14 million and $17 million in the prior year quarter and prior YTD, respectively.

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Return on Invested Capital (ROIC) and Adjusted ROIC
Non-GAAP financial measures
(unaudited)

Adjusted ROIC Earnings (in millions)
					Four Quarters
	Quarter Ended				Ended
	Sep. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	June 30, 2025	June 30, 2025

Net earnings attributable to ADM	$18	$567	$295	$219	$1,099
Adjustments:
Interest expense(1)	124	132	116	116	488
Tax on interest	(30)	(36)	(28)	(28)	(122)
Total ROIC Earnings	112	663	383	307	1,465
Other adjustments, net of tax	512	(22)	43	233	766
Total Adjusted ROIC Earnings	$624	$641	$426	$540	$2,231

Adjusted Invested Capital (in millions)

	Quarter Ended				Trailing Four
	Sep. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	June 30, 2025	Quarter Average

Equity(2)	$21,974	$22,168	$22,119	$22,430	$22,173
Interest-bearing liabilities(3)	10,051	10,180	11,088	9,252	10,143
Total Invested Capital	32,025	32,348	33,207	31,682	32,316
Other adjustments, net of tax	512	(22)	43	233	192
Total Adjusted Invested Capital	$32,537	$32,326	$33,250	$31,915	$32,507

Return on Invested Capital					4.5%
Adjusted Return on Invested Capital					6.9%

(1) Represents interest expense on borrowings and therefore excludes ADM Investor Services related interest expense
(2) Excludes non-controlling interests
(3) Includes short-term debt, long term debt and finance lease obligations

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Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) and Adjusted EBITDA
Non-GAAP financial measures
(unaudited)

					Four Quarters	Four Quarters
	Quarter Ended				Ended	Ended
	Sep. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	June 30, 2025	June 30, 2025	June 30, 2024
			(in millions)
Net earnings	$18	$567	$295	$219	$1,099	$2,601
Net (losses) attributable to non-controlling interests	—	(6)	(3)	(2)	(11)	(35)
Income tax expense	90	106	61	62	319	680
Interest expense(1)	124	132	116	116	488	456
Depreciation and amortization(2)	288	287	284	286	1,145	1,104
EBITDA	520	1,086	753	681	3,040	4,806
(Gain) on sales of assets and businesses	(1)	(10)	—	(8)	(19)	(5)
Impairment, exit, restructuring charges, and settlement contingencies	504	(16)	54	323	865	268
(Gain) on contract termination	—	—	—	(69)	(69)	—
Expenses related to acquisitions	—	3	—	—	3	8
Railroad maintenance expense	28	32	—	4	64	69
Adjusted EBITDA	$1,051	$1,095	$807	$931	$3,884	$5,146

(1) Represents interest expense on borrowings and therefore excludes ADM Investor Services related interest expense
(2) Excludes $3 million and $5 million of accelerated depreciation recorded within restructuring charges as a specified item for the three months ended March 31, 2025 and June 30, 2025, respectively.

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